Exhibit 99

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES REPORTS FISCAL 2024

FOURTH QUARTER AND YEAR END OPERATING RESULTS

•	Fourth quarter reported net sales increased 0.1 percent year-over-year to $1.72 billion, and internal sales decreased 0.5 percent.

•	Fourth quarter internal sales benefitted from strong growth in production animal as well as dental consumables growth of 3.7 percent year-over-year.

•	Returned $327.9 million to shareholders in fiscal 2024 through dividends and share repurchases.

•

Delivered fourth quarter GAAP earnings of $0.74 per diluted share and adjusted earnings[1] of $0.82 per diluted share; both GAAP and adjusted earnings[1] were negatively impacted by $0.04 per diluted share due to the cybersecurity attack on Change Healthcare.

•	Achieved fiscal 2024 GAAP earnings of $1.98 per diluted share and adjusted earnings of $2.30 per diluted share.

•	Issues fiscal 2025 GAAP earnings guidance of $2.00 to $2.10 per diluted share and adjusted earnings[1] guidance of $2.33 to $2.43 per diluted share.

St. Paul, Minn. — June 18, 2024 — Patterson Companies, Inc. (Nasdaq: PDCO) today reported operating results for its fiscal 2024 fourth quarter ended April 27, 2024.

“Throughout fiscal 2024, Patterson navigated a challenging market environment while continuing to make progress on our strategic objectives to better position the organization for the future,” said Don Zurbay, President and CEO of Patterson Companies. “Our fourth quarter results were driven by strong performances in our dental consumables and production animal businesses, reflecting the strength of Patterson’s value proposition across our resilient end markets and our sustained focus on serving as indispensable partners to our customers. Our outlook reflects the continued confidence in our strategy focused on investing to drive enhanced growth and profitability over the long term combined with the current conditions in our end markets.”

Fourth Quarter Fiscal 2024 Results

Consolidated net sales were $1.72 billion (see attached Sales Summary for further details), an increase of 0.1 percent compared to the same period last year. Internal sales, which are adjusted for the effects of currency translation and the net impact of an interest rate swap, decreased 0.5 percent over the prior year period.

Reported net income attributable to Patterson Companies, Inc. for the fourth quarter of fiscal 2024 was $67.0 million, or $0.74 per diluted share, compared to $75.0 million, or $0.77 per diluted share, in the fourth quarter of fiscal 2023. Adjusted net income1 attributable to Patterson Companies, Inc., which excludes deal amortization, totaled $74.4 million for the fourth quarter of fiscal 2024, or $0.82 per diluted share, compared to $82.4 million, or $0.84 per diluted share, in the fourth quarter of fiscal 2023. The year-over-year decrease in reported and adjusted net income attributable to Patterson Companies, Inc. in the fourth quarter of fiscal 2024 is primarily due to lower sales of equipment and the negative impact of the widely reported cybersecurity attack on vendor partner, Change Healthcare, within the value-added services category of the dental segment. Both reported and adjusted net income in the fiscal 2024 fourth quarter were negatively impacted by $0.04 per diluted share due to the cybersecurity attack on Change Healthcare.

Patterson Dental

Reported net sales in the Dental segment for the fourth quarter of fiscal 2024 were $657.8 million. Internal sales decreased 3.8 percent compared to the fiscal 2023 fourth quarter. Internal sales of consumables increased 3.7 percent year-over-year. Excluding the deflationary impact of certain infection control products, internal sales of consumables increased 4.4 percent year-over-year. Compared to the prior year period, internal sales of equipment decreased 11.9 percent. Internal sales of value-added services decreased 11.0 percent compared to the prior year period, primarily due to the negative impact of the cybersecurity attack on Change Healthcare.

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

Patterson Animal Health

Reported net sales in the Animal Health segment for the fourth quarter of fiscal 2024 were $1.06 billion. Internal sales growth of 2.5 percent year-over-year was driven by sales growth in the production animal business. Compared to the prior year period, internal sales of consumables grew 2.5 percent, equipment decreased 4.0 percent and value-added services increased 15.0 percent.

Balance Sheet and Capital Allocation

During fiscal 2024, Patterson Companies used $789.4 million of cash from operating activities and collected deferred purchase price receivables of $1.03 billion, generating $238.9 million in cash, compared to generating $244.1 million during fiscal 2023. Free cash flow1 (see definition below and attached free cash flow table) during fiscal 2024 declined by $8.6 million compared to the fiscal 2023 period due to operational performance and an increased level of capital spending during fiscal 2024.

In the fourth quarter of fiscal 2024, Patterson Companies declared a quarterly cash dividend of $0.26 per share, returning $23.3 million in cash dividends to shareholders. Also, under a prior repurchase authorization, the company repurchased approximately 0.5 million shares during the fiscal fourth quarter. At of the end of fiscal 2024, Patterson had approximately $500 million of share repurchase authority remaining on its current share repurchase authorization. During fiscal 2024, Patterson Companies returned $327.9 million to shareholders in the form of cash dividends and share repurchases.

Fiscal 2024 Full Year Results

Consolidated reported net sales for fiscal 2024 totaled $6.57 billion, a 1.5 percent year-over-year increase. Internal sales for fiscal 2024, which are adjusted for the effects of currency translation, contributions from recent acquisitions and the net impact of an interest rate swap, increased 0.8 percent year-over-year. Fiscal 2024 Dental segment internal sales were flat compared to the prior fiscal year, including a 4.4 percent increase in consumables, a 6.9 percent decline in equipment and a 0.8 percent decrease in value-added services. Fiscal 2024 Animal Health segment internal sales increased 1.3 percent, including 0.8 percent growth in consumables, a 3.3 percent decline in equipment and a 42.6 percent increase in value-added services.

Reported net income attributable to Patterson Companies, Inc. in fiscal 2024 was $185.9 million, or $1.98 per diluted share, compared to $207.6 million, or $2.12 per diluted share in fiscal 2023. Adjusted net income1 attributable to Patterson Companies, Inc., which excludes deal amortization, totaled $215.3 million, or $2.30 per diluted share, compared to $236.4 million, or $2.42 per diluted share, in the prior year.

Fiscal 2025 Guidance

Patterson Companies today initiated its fiscal 2025 earnings guidance, which is provided on both a GAAP and non-GAAP adjusted1 basis:

•	GAAP earnings are expected to be in the range of $2.00 to $2.10 per diluted share.

•	Non-GAAP adjusted earnings[1] are expected to be in the range of $2.33 to $2.43 per diluted share.

•	Our non-GAAP adjusted earnings[1] guidance excludes the after-tax impact of:

•	Deal amortization expenses of approximately $29.1 million ($0.33 per diluted share).

Our guidance reflects the strength of our business and competitive positioning as well as completed and previously announced acquisitions. It does not include the impact of unplanned share repurchases, potential future acquisitions or similar transactions, impairments, restructuring and integration expenses not previously publicly disclosed, or amortization expense of acquired intangible assets. Our guidance assumes North American and international end market conditions consistent with current market conditions.

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

1Non-GAAP Financial Measures

The term “internal sales” used in this release represents net sales adjusted for the effects of currency translation, contributions from recent acquisitions and the net impact of an interest rate swap. Foreign currency impact represents the difference in results that is attributable to fluctuations in currency exchange rates the company uses to convert results for all foreign entities where the functional currency is not the U.S. dollar. The company calculates the impact as the difference between the current period results translated using the current period currency exchange rates and using the comparable prior period’s currency exchange rates. The company believes the disclosure of net sales excluding the impact of foreign currency, an interest rate swap and recent acquisitions provides useful supplementary information to investors in light of fluctuations in these variables that are independent of our period-over-period performance.

The term “free cash flow” used in this release is defined as net cash used in operating activities less capital expenditures plus the collection of deferred purchase price receivables.

The Reconciliation of GAAP to non-GAAP Measures table appearing behind the accompanying financial information is provided to adjust reported GAAP measures, namely net sales, gross profit, operating expenses, operating income, other income (expense), net, income before taxes, income tax expense, net income, net loss attributable to noncontrolling interests, net income attributable to Patterson Companies, Inc., and diluted earnings per share attributable to Patterson Companies, Inc. for the impact of deal amortization and an interest rate swap along with any related tax effects of these items.

•	Deal amortization represents non-cash intangible amortization expense, primarily related to the acquisition of Animal Health International.

•

Interest rate swap — Our customer financing net sales include the impact of changes in interest rates on deferred purchase price receivables, as the average interest rate in our contract portfolio may not fluctuate at the same rate as interest rate markets, resulting in an increase or reduction of gain on contract sales.

We enter into an interest rate swap to hedge a portion of the related interest rate risk. These agreements do not qualify for hedge accounting, and the gains or losses on an interest rate swap are reported in other income and expense in our condensed consolidated statements of operation and other comprehensive income.

We present a non-GAAP adjustment to reclassify the mark-to-market adjustment on the interest rate swap from other income (expense) to net sales to align the swap impact with the impact on customer financing net sales. We believe adjusted net sales, adjusted gross profit and adjusted operating income, which include the gains and losses on the interest rate swap, provides additional comparability from period to period because they present the impact of interest rate fluctuations, net of the mark-to-market swap adjustment, within adjusted net sales. We note the net impact of interest rate fluctuations has a minimal impact on net income.

Management believes that these non-GAAP measures may provide a helpful representation of the company’s performance and enable comparison of financial results between periods where certain items may vary independent of business performance. These non-GAAP financial measures are presented solely for informational and comparative purposes and should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

Fourth Quarter Conference Call and Replay

Patterson Companies’ fiscal 2024 fourth quarter conference call will start at 8:30 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on the Patterson Companies website. A replay of the fiscal 2023 fourth quarter conference call can be heard for one week at 1-800-770-2030 and by providing the Conference ID 67281 when prompted.

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

About Patterson Companies Inc.

Patterson Companies Inc. (Nasdaq: PDCO) connects dental and animal health customers in North America and the U.K. to the latest products, technologies, services and innovative business solutions that enable operational and professional success. Our comprehensive portfolio, distribution network and supply chain is equaled only by our dedicated, knowledgeable people who deliver unrivalled expertise and unmatched customer service and support.

Learn more: pattersoncompanies.com

This press release contains, and our officers and representatives may from time to time make, certain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, and the objectives and expectations of management. Forward-looking statements often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could” or “may.”

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance on any of these forward-looking statements.

Any number of factors could affect our actual results and cause such results to differ materially from those contemplated by any forward-looking statements, including, but not limited to, the following: our dependence on suppliers to manufacture and supply substantially all of the products we sell; potential disruption of distribution capabilities, including service issues with third-party shippers; our dependence on relationships with sales representatives and service technicians to retain customers and develop business; risks of selling private label products, including the risk of adversely affecting our relationships with suppliers; adverse changes in supplier rebates or other purchasing incentives; the risk of technological and market obsolescence for the products we sell; the risk of failing to innovate and develop new and enhanced software and e-services products; our dependence on positive perceptions of Patterson’s reputation; risks associated with illicit human use of pharmaceutical products we distribute; risks inherent in acquiring and disposing of assets or other businesses and risks inherent in integrating acquired businesses; turnover or loss of key personnel or highly skilled employees; risks associated with information systems, software products and cyber-security attacks; risks inherent in our growing use of AI systems to automate processes and analyze data; adverse impacts of wide-spread public health concerns as we experienced with the COVID-19 pandemic and may experience in the future; risks related to climate change; our ability to comply with restrictive covenants and other limits in our credit agreement; the risk that our governing documents and Minnesota law may discourage takeovers and business combinations; the effects of the highly competitive dental and animal health supply markets in which we compete; the effects of consolidation within the dental and animal health supply markets; risks from the formation or expansion of GPOs, provider networks and buying groups that may place us at a competitive disadvantage; exposure to the risks of the animal production business, including changing consumer demand, the cyclical livestock market, weather conditions, the availability of natural resources and other factors outside our control, and the risks of the companion animal business, including the possibility of disease adversely affecting the pet population; exposure to the risks of the health care industry, including changes in demand due to political, economic and regulatory influences and other factors outside our control; increases in over-the-counter sales and e-commerce options; risks of litigation and government inquiries and investigations, including the diversion of management’s attention, the cost of defending against such actions, the possibility of damage awards or

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

settlements, fines or penalties, or equitable remedies (including but not limited to the revocation of or non-renewal of licenses) and inherent uncertainty; failure to comply with health care fraud or other laws and regulations; change and uncertainty in the health care industry; failure to comply with existing or future U.S. or foreign laws and regulations including those governing the distribution of pharmaceuticals and controlled substances; failure to comply with evolving data privacy laws and regulations; tax legislation; risks inherent in international operations, including currency fluctuations; and uncertain macro-economic conditions, including inflationary pressures.

The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive, accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results.

You should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, (“Risk Factors”) in our most recent Form 10-K and information which may be contained in our other filings with the U.S. Securities and Exchange Commission, or SEC, when reviewing any forward-looking statement.

Investors should understand it is impossible to predict or identify all such factors or risks. As such, you should not consider the foregoing list, or the risks identified in our SEC filings, to be a complete discussion of all potential risks or uncertainties.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We do not undertake any obligation to release publicly any revisions to any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT:	John M. Wright, Investor Relations
TEL:	651.686.1364
EMAIL:	investor.relations@pattersoncompanies.com

MEDIA CONTACT:	Patterson Corporate Communications
TEL:	651.905.3349
EMAIL:	corporate.communications@pattersoncompanies.com

WEB:	pattersoncompanies.com

# # #

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 27, 2024	April 29, 2023	April 27, 2024	April 29, 2023
Net sales	$1,722,660	$1,721,152	$6,568,272	$6,471,471
Gross profit	371,155	389,761	1,380,242	1,372,945
Operating expenses	283,368	284,651	1,127,318	1,096,974

Operating income	87,787	105,110	252,924	275,971

Other income (expense):
Other income, net	12,389	4,747	35,039	27,826
Interest expense	(13,031)	(10,798)	(44,910)	(33,636)

Income before taxes	87,145	99,059	243,053	270,161
Income tax expense	20,204	24,217	57,534	63,563

Net income	66,941	74,842	185,519	206,598
Net loss attributable to noncontrolling interests	(95)	(123)	(412)	(959)

Net income attributable to Patterson Companies, Inc.	$67,036	$74,965	$185,931	$207,557

Earnings per share attributable to Patterson Companies, Inc.:
Basic	$0.75	$0.77	$2.00	$2.14

Diluted	$0.74	$0.77	$1.98	$2.12

Weighted average shares:
Basic	89,613	97,224	92,969	97,027
Diluted	90,227	97,768	93,679	97,815

Dividends declared per common share	$0.26	$0.26	$1.04	$1.04

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 27, 2024	April 29, 2023
ASSETS
Current assets:
Cash and cash equivalents	$114,462	$159,669
Receivables, net	547,287	477,384
Inventory	782,898	795,072
Prepaid expenses and other current assets	334,116	351,011

Total current assets	1,778,763	1,783,136
Property and equipment, net	229,081	212,283
Operating lease right-of-use assets, net	122,295	92,956
Goodwill and identifiable intangibles, net	349,589	388,293
Investments	166,320	160,022
Long-term receivables, net and other	250,684	242,456

Total assets	$2,896,732	$2,879,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$745,375	$724,993
Other accrued liabilities	245,610	250,949
Operating lease liabilities	32,815	28,390
Current maturities of long-term debt	122,750	36,000
Borrowings on revolving credit	186,000	45,000

Total current liabilities	1,332,550	1,085,332
Long-term debt	328,911	451,231
Non-current operating lease liabilities	92,464	67,376
Other non-current liabilities	141,075	156,672

Total liabilities	1,895,000	1,760,611
Stockholders’ equity	1,001,732	1,118,535

Total liabilities and stockholders’ equity	$2,896,732	$2,879,146

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended
	April 27, 2024	April 29, 2023
Operating activities:
Net income	$185,519	$206,598
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	88,156	83,704
Stock-based compensation	17,871	15,543
Non-cash losses (gains) and other, net	204	654
Change in assets and liabilities:
Receivables	(1,102,618)	(1,047,075)
Inventory	11,039	(11,086)
Accounts payable	21,343	43,095
Accrued liabilities	(2,788)	(21,714)
Other changes from operating activities, net	(8,104)	(24,571)

Net cash used in operating activities	(789,378)	(754,852)

Investing activities:
Additions to property and equipment and software	(67,626)	(64,220)
Collection of deferred purchase price receivables	1,028,277	998,912
Payments related to acquisitions, net of cash acquired	(1,108)	(33,280)
Payments related to investments	—	(15,000)
Other investing activities	—	15,155

Net cash provided by investing activities	959,543	901,567

Financing activities:
Dividends paid	(98,333)	(101,346)
Repurchases of common stock	(229,508)	(55,492)
Payments on long-term debt	(36,000)	(1,500)
Draw on revolving credit	141,000	16,000
Other financing activities	6,936	15,854

Net cash used in financing activities	(215,905)	(126,484)
Effect of exchange rate changes on cash	533	(2,576)

Net change in cash and cash equivalents	(45,207)	17,655
Cash and cash equivalents at beginning of period	159,669	142,014

Cash and cash equivalents at end of period	$114,462	$159,669

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

SALES SUMMARY

(Dollars in thousands)

(Unaudited)

	April 27, 2024	April 29, 2023	Total Sales Growth	Foreign Exchange Impact	Net Interest Rate Swap	Acquisition Impact	Internal Sales Growth
Three Months Ended
Consolidated net sales
Consumable	$1,376,634	$1,333,446	3.2%	0.4%	—%	—%	2.8%
Equipment	249,071	279,901	(11.0)	—	—	—	(11.0)
Value-added services and other	96,955	107,805	(10.1)	0.3	5.3	—	(15.7)

Total	$1,722,660	$1,721,152	0.1%	0.3%	0.3%	—%	(0.5)%

Dental
Consumable	$366,297	$353,295	3.7%	—%	—%	—%	3.7%
Equipment	217,317	246,820	(12.0)	(0.1)	—	—	(11.9)
Value-added services and other	74,202	83,391	(11.0)	—	—	—	(11.0)

Total	$657,816	$683,506	(3.8)%	—%	—%	—%	(3.8)%

Animal Health
Consumable	$1,010,337	$980,151	3.1%	0.6%	—%	—%	2.5%
Equipment	31,754	33,081	(4.0)	—	—	—	(4.0)
Value-added services and other	22,089	18,946	16.6	1.6	—	—	15.0

Total	$1,064,180	$1,032,178	3.1%	0.6%	—%	—%	2.5%

Corporate
Value-added services and other	$664	$5,468	(87.9)%	—%	103.6%	—%	(191.5)%

Total	$664	$5,468	(87.9)%	—%	103.6%	—%	(191.5)%

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

SALES SUMMARY

(Dollars in thousands)

(Unaudited)

	April 27, 2024	April 29, 2023	Total Sales Growth	Foreign Exchange Impact	Net Interest Rate Swap	Acquisition Impact	Internal Sales Growth
Twelve Months Ended
Consolidated net sales
Consumable	$5,274,012	$5,147,330	2.5%	0.5%	—%	0.1%	1.9%
Equipment	888,597	950,403	(6.5)	(0.1)	—	—	(6.4)
Value-added services and other	405,663	373,738	8.5	0.4	0.7	3.7	3.7

Total	$6,568,272	$6,471,471	1.5%	0.4%	—%	0.3%	0.8%

Dental
Consumable	$1,415,789	$1,358,823	4.2%	(0.2)%	—%	—%	4.4%
Equipment	766,345	823,978	(7.0)	(0.1)	—	—	(6.9)
Value-added services and other	306,500	309,341	(0.9)	(0.1)	—	—	(0.8)

Total	$2,488,634	$2,492,142	(0.1)%	(0.1)%	—%	—%	—%

Animal Health
Consumable	$3,858,223	$3,788,507	1.8%	0.8%	—%	0.2%	0.8%
Equipment	122,252	126,425	(3.3)	—	—	—	(3.3)
Value-added services and other	86,594	49,990	73.2	3.1	—	27.5	42.6

Total	$4,067,069	$3,964,922	2.6%	0.8%	—%	0.5%	1.3%

Corporate
Value-added services and other	$12,569	$14,407	(12.8)%	—%	17.2%	—%	(30.0)%

Total	$12,569	$14,407	(12.8)%	—%	17.2%	—%	(30.0)%

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

OPERATING INCOME BY SEGMENT

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 27, 2024	April 29, 2023	April 27, 2024	April 29, 2023
Operating income (loss)
Dental	$62,230	$79,121	$209,807	$237,268
Animal Health	50,934	46,622	139,077	126,994
Corporate	(25,377)	(20,633)	(95,960)	(88,291)

Total	$87,787	$105,110	$252,924	$275,971

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Dollars in thousands, except per share amounts)

(Unaudited)

For the three months ended April 27, 2024	GAAP	Deal amortization	Interest rate swap	Non-GAAP
Net sales	$1,722,660	$—	$6,360	$1,729,020
Gross profit	371,155	—	6,360	377,515
Operating expenses	283,368	(9,655)	—	273,713

Operating income	87,787	9,655	6,360	103,802
Other income (expense), net	(642)	—	(6,360)	(7,002)

Income before taxes	87,145	9,655	—	96,800
Income tax expense	20,204	2,305	—	22,509

Net income	66,941	7,350	—	74,291
Net loss attributable to noncontrolling interests	(95)	—	—	(95)

Net income attributable to Patterson Companies, Inc.	$67,036	$7,350	$—	$74,386

Diluted earnings per share attributable to Patterson Companies, Inc.*	$0.74	$0.08	$—	$0.82

Gross margin	21.5%			21.8%
Operating margin	5.1%			6.0%
Effective tax rate	23.2%			23.3%

For the three months ended April 29, 2023	GAAP	Deal amortization	Interest rate swap	Non-GAAP
Net sales	$1,721,152	$—	$693	$1,721,845
Gross profit	389,761	—	693	390,454
Operating expenses	284,651	(9,772)	—	274,879

Operating income	105,110	9,772	693	115,575
Other income (expense), net	(6,051)	—	(693)	(6,744)

Income before taxes	99,059	9,772	—	108,831
Income tax expense	24,217	2,337	—	26,554

Net income	74,842	7,435	—	82,277
Net loss attributable to noncontrolling interests	(123)	—	—	(123)

Net income attributable to Patterson Companies, Inc.	$74,965	$7,435	$—	$82,400

Diluted earnings per share attributable to Patterson Companies, Inc.*	$0.77	$0.08	$—	$0.84

Gross margin	22.6%			22.7%
Operating margin	6.1%			6.7%
Effective tax rate	24.4%			24.4%

*	May not sum due to rounding.

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Dollars in thousands, except per share amounts)

(Unaudited)

For the twelve months ended April 27, 2024	GAAP	Deal amortization	Interest rate swap	Non-GAAP
Net sales	$6,568,272	$—	$12,447	$6,580,719
Gross profit	1,380,242	—	12,447	1,392,689
Operating expenses	1,127,318	(38,539)	—	1,088,779

Operating income	252,924	38,539	12,447	303,910
Other income (expense), net	(9,871)	—	(12,447)	(22,318)

Income before taxes	243,053	38,539	—	281,592
Income tax expense	57,534	9,218	—	66,752

Net income	185,519	29,321	—	214,840
Net loss attributable to noncontrolling interests	(412)	—	—	(412)

Net income attributable to Patterson Companies, Inc.	$185,931	$29,321	$—	$215,252

Diluted earnings per share attributable to Patterson Companies, Inc.*	$1.98	$0.31	$—	$2.30

Gross margin	21.0%			21.2%
Operating margin	3.9%			4.6%
Effective tax rate	23.7%			23.7%

For the twelve months ended April 29, 2023	GAAP	Deal amortization	Interest rate swap	Non-GAAP
Net sales	$6,471,471	$—	$9,968	$6,481,439
Gross profit	1,372,945	—	9,968	1,382,913
Operating expenses	1,096,974	(37,932)	—	1,059,042

Operating income	275,971	37,932	9,968	323,871
Other income (expense), net	(5,810)	—	(9,968)	(15,778)

Income before taxes	270,161	37,932	—	308,093
Income tax expense	63,563	9,083	—	72,646

Net income	206,598	28,849	—	235,447
Net loss attributable to noncontrolling interests	(959)	—	—	(959)

Net income attributable to Patterson Companies, Inc.	$207,557	$28,849	$—	$236,406

Diluted earnings per share attributable to Patterson Companies, Inc.*	$2.12	$0.29	$—	$2.42

Gross margin	21.2%			21.3%
Operating margin	4.3%			5.0%
Effective tax rate	23.5%			23.6%

*	May not sum due to rounding.

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

FREE CASH FLOW

(In thousands)

(Unaudited)

	Twelve Months Ended
	April 27, 2024	April 29, 2023
Net cash used in operating activities	$(789,378)	$(754,852)
Additions to property and equipment and software	(67,626)	(64,220)
Collection of deferred purchase price receivables	1,028,277	998,912

Free cash flow	$171,273	$179,840